EXHIBIT 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This amended and restated Employment Agreement is made this 1st day of July 2003 by and between Rose Hills Company (“the Company”) and Kenton C. Woods (“Woods”).

WHEREAS, the Company and Woods entered into an Employment Agreement dated December 31, 1998 (the “Previous Agreement”);

AND WHEREAS, it is the mutual intent of the parties hereto that Woods be employed as President and Chief Executive Officer of the Company effective July 1, 2003, and that a new employment agreement be entered into which will supercede the Previous Agreement;

AND WHEREAS, it is the mutual intent of the parties to set forth in this Agreement the terms and conditions of the said employment of Woods as President and Chief Executive Officer of the Company.

In consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.    Employment

1.1	During the term of this Agreement and subject to its terms and conditions, the Company shall employ Woods as President and Chief Executive Officer. In said capacity, Woods shall report to the Board of Directors of the Company or to such person(s) as the Board of Directors of the Company (“the Board”) may, from time to time direct, and shall have such powers, responsibilities and authorities as may be, from time to time, assigned to him by the Board.

1.2	The employment of Woods under this Agreement shall commence on July 1, 2003 and shall continue in effect without interruption until terminated in accordance with the terms of this Agreement.

1.3	During the term hereof, Woods shall devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities as an Officer of the Company.

2.    Compensation

2.1	During the term hereof, Woods shall be paid by the Company a base salary (“Base Salary”) at the rate of $200,000 per annum, provided that said Base Salary shall be reviewed annually. Any increase in the Base Salary shall be at the sole discretion of the Company. In the event that the Company, in the exercise of said discretion, increases the Base Salary, the Base Salary, as so increased, shall thereafter be the “Base Salary” for the purposes of this Agreement. The Base Salary shall be payable in accordance with the Company’s customary payroll practices and is subject to deductions required by law.

2.2	In addition to his Base Salary, Woods shall be entitled to participate in a short term incentive plan as adopted by the Company from time to time subject to a maximum of 100% of Woods’ annual Base Salary less deductions required by applicable law.

2.3	The short term incentive plan bonus is subject to the following conditions and exceptions:

(a)	In order to qualify for and receive the annual bonus, Woods must be employed by the Company or its successor at the time the bonus is paid unless Woods is terminated without Just Cause. If Woods’ employment is terminated without Just Cause after the end of the year but before the bonus amount is paid, Woods shall receive the bonus for that completed year calculated in accordance with the terms of the short term incentive plan. The payment will be subject to deductions required by applicable law. The bonus amount will be paid in full within 90 days of the subject year end.

(b)	If, before the end of a year, Woods’ employment is terminated by the Company or its successor without Just Cause, the bonus which Woods will be entitled to received under paragraph 4.4 for that year will be equal to Woods’ pro rata portion of the bonus for the year of termination (for the number of days elapsed in the current year), based on the achievement of the applicable performance criteria through the date of termination.

3.    Employee Benefits

3.1	The Company shall provide Woods, during the term of this Agreement, coverage under employee pension and welfare benefit programs, plans and practices consistent with such benefits as are made available from time to time to other senior executives of the Company (“Benefits”) in accordance with the terms of the applicable plan documents as modified from time to time.

3.2	Woods shall be entitled to no less than twenty-five business days paid vacation in each calendar year, which shall be taken at such time as is consistent with Woods’ responsibilities hereunder. Unless otherwise approved by the Company, any vacation days not taken in any calendar year shall be forfeited without pay therefore.

4.    Termination

4.1	Woods shall have the right to terminate this Agreement at any time at upon 90 days notice to the Company. In the event that Woods so terminates, he shall be entitled, at the time the termination becomes effective, to a lump sum payment from the Company (i) in respect of vacation accrued in respect of the year in which said termination occurs, but not used (“Vacation Payment”) and (ii) for compensation earned under the terms of paragraph 2.1 hereof, but not paid (“Compensation Payment”) as of the effective date of the termination. Said Compensation Payment shall not include all or any part of any Bonus in respect of the year in which said termination occurs. If Woods terminates this Agreement, he shall not be entitled to receive any payment, benefit, or compensation from the Company, by way of Base Salary, Bonus, benefits, severance payment or otherwise, except as expressly set forth in this paragraph.

4.2	The Company shall have the right to terminate this Agreement and Woods’ employment with the Company for cause at any time. As used herein, the term “Cause” shall include (i) willful malfeasance or willful misconduct by Woods in connection with his employment, (ii) any failure or refusal by Woods to perform his duties hereunder or to follow any lawful direction from the Company which refusal or failure continues after Woods has been given notice by the Company that it deems that such failure or refusal has occurred, (iii) any breach by Woods of Section 5 herein or any other material breach of this Agreement, or (iv) the commission by Woods of any violation of law in connection with the performance of his duties hereunder, any misdemeanor involving moral turpitude or any felony. Except as explicitly provided in this paragraph, the Company shall not be required to provide Woods with advance notice of termination for cause.

4.3	In the event that Woods is terminated for cause under the terms of paragraph 4.2, he shall be entitled to receive a lump sum payment from the Company in respect of the Vacation Payment and the Compensation Payment. Said Compensation Payment shall not include all or any part of the Bonus in respect of the year in which said termination occurs. If Woods is terminated for cause under paragraph 4.2, he shall not be entitled to receive any payment, benefit, or compensation from the Company, by way of Base Salary, Bonus, benefits, severance payment or otherwise, except as expressly set forth in this paragraph 4.3.

4.4	The Company shall have the right to terminate this Agreement at any time, with or without cause, or for any reason. In the event of a termination under this paragraph, Woods shall be entitled to receive, as of the effective date of the notice of termination (the “Termination Date”), the following:

(a)	his Base Salary for a period ending 12 months from the Termination Date,

(b)	benefits, as defined in paragraph 3.1 hereof, for a period ending 12 months from the Termination Date,

(c)	any unpaid Bonus earned by Woods up to and including the Termination Date, calculated in accordance with paragraphs 2.2 and 2.3 hereof, to the extent payable under paragraph 2.2 hereof, in respect of any year completed prior to the Termination Date,

(d)	If this Agreement is terminated by the Company other than for cause, Woods shall not be entitled to receive any payment, benefit, or compensation from the Company, by way of Base Salary, Bonus, benefits, severance payment or otherwise, except as expressly set forth in this paragraph 4.4.

5.	Confidential Information Non-Competition

5.1 (a)	Woods agrees that he shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, Alderwoods, or any of their respective affiliates, except (i) while employed by the Company, in the course of the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative agency or legislative body (including a committee thereof) with jurisdiction to order Woods or the Company to divulge, disclose or make accessible such information. For the purposes of this paragraph 5.1, “Confidential Information” shall mean all non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non public, proprietary and confidential information of the Company, Alderwoods, or any of their parent, subsidiary or affiliated companies, or customers that is not otherwise available to the public (other than by Woods’ breach of this Agreement).

(b)	Woods agrees that upon the termination of his employment under this Agreement Woods will return to the Company, in good condition, all property of the Company in his possession or under his control.

5.2	During the period of his employment hereunder and for two years thereafter, Woods agrees that, without the prior written consent of the Company, (a) he will not, either directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender, or employee, or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company or Alderwoods or any of their parent, subsidiary or affiliated companies, and (b) he will not, on his own behalf or on behalf of any person, firm or company other than the Company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company, Alderwoods or any of their parent, subsidiary or affiliated companies at any time during the 12 months immediately preceding such solicitation.

5.3	For the purposes of paragraph 5.2, a business shall be deemed to be in competition with the Company or Alderwoods if it owns, operates or manages a funeral home or cemetery property that is located within 10 miles of Rose Hills Memorial Park and Mortuary. Nothing in this Agreement shall be construed to bar Woods from accepting employment with a funeral home or cemetery property in any other geographic region.

5.4	Woods and the Company agree that the covenant of paragraphs 5.2 and 5.3 are reasonable under the circumstances, and farther agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, that, without further action by the parties, said covenant shall be deemed modified so as to have the broadest possible scope, consistent with the opinion of said court, and shall be enforceable as so modified.

5.5	Woods agrees that any breach of the covenants of this section 5 would cause irreparable injury to the Company, Alderwoods and its affiliates for which monetary damages would not be an adequate remedy. Accordingly, Woods agrees that, in the event of such breach, the Company, Alderwoods and its affiliates, in addition to pursuing any other remedies that they may have in law or in equity, (i) may cease making any payments otherwise required by this Agreement, and (ii) shall be entitled to a temporary injunction and permanent injunction restraining any further violation of this Agreement by Woods.

6.     Arbitration

6.1	Any and all disputes and claims arising from or in relation to this Agreement, with the exception of an action by the Company, Alderwoods and its affiliates for injunctive relief under section 5 of this Agreement, shall be resolved through arbitration, in Los Angeles, California in accorance with the American Arbitration Associations National Rules for the Resolution of Employment Disputes in effect on the date such dispute or claim arises. Any action for injunctive relief under section 5 hereof may be brought in any court of competent jurisdiction.

6.2	In the event that either party to this Agreement, or Alderwoods and its affiliates, brings a claim or action for enforcement of this Agreement, or otherwise relating to or arising from this Agreement, the arbitrator shall have discretion to assess reasonable costs and expenses, including a reasonable attorney’s fee, against the non-prevailing party. Any dispute as to the reasonableness of any costs or expense shall be resolved by the arbitrator.

7.     Successors and Assigns

7.1	This Agreement shall inure to the benefit of and be binding upon the undersigned parties hereto and there respective successors and assigns.

7.2	Woods may not assign his performance of this Agreement without the prior, expressed written, consent of the Company.

8.	Survival of Covenants

8.1	The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. Without limiting the generality of the foregoing, the provisions of section 5 hereof shall remain in effect as long as necessary to give effect thereto, notwithstanding the termination of this Agreement.

9.	Governing Law

9.1	This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California without reference to rules relating to conflicts of laws.

10.    Effect on Prior Agreements

10.1	This Agreement contains the entire understanding between the parties relating to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding between the Company, Alderwoods or any of their affiliates and Woods relating to the subject matter.

11. Counterparts

11.1	This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

ROSE HILLS COMPANY

By:	/s/ KENTON C. Woods Kenton C. Woods

ALDERWOODS GROUP, INC.

By:	/s/ PAUL A. HOUSTON Paul A. Houston President and CEO	Signed:	/s/ KENTON C. WOODS Kenton C. Woods